Exhibit 3.3
Amendment No. 1 to
Limited Liability Agreement of
Encore Energy Partners GP LLC
     Encore Partners GP Holdings LLC, a Delaware limited liability company (the “Member”), effective as of August 30, 2010, acting in its capacity as the sole member of Encore Energy Partners GP LLC, a Delaware limited liability company (“GP LLC”), hereby amends the Limited Liability Company Agreement of GP LLC, dated effective as of February 13, 2007 (the “LLC Agreement”), as follows:
1. Section 6.1 of the LLC Agreement is amended to read in its entirety as follows:
     6.1. Establishment of Board. The Member hereby establishes a Board of Directors (the “Board”) to be comprised of such number of directors (“Directors”) as shall be appointed by the Member and then in office from time to time. The Member will have the sole right, in the exercise of its sole discretion, at any time (a) to appoint and remove Directors, (b) to increase the size of the Board and fill any vacancies so created, (c) to decrease the size of the Board and remove Directors as appropriate, (d) to remove any or all of the Directors without changing the size of the Board and appoint new Directors in place of those removed, (e) to appoint new Directors to fill any vacant Director positions, and (f) to modify the number of directors constituting a quorum of the Board.
2. The third sentence of Section 6.4(a) of the LLC Agreement is amended to read in its entirety as follows:
     Special meetings of the Board (or any committee of the Board) shall be held at the request of either the Chairman of the Board (or the respective committee), or a majority of the Directors (or a majority of the members of such committee) upon at least two (2) days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee).
3. Section 6.4(e) of the LLC Agreement is amended to read in its entirety as follows:
     (e) Chairman of the Board. The Member will have the sole right, in the exercise of its sole discretion, to appoint a Chairman of the Board, to remove the Chairman and appoint a new Chairman in his place, and to appoint a new Chairman if the position becomes vacant. The Chairman shall preside at all meetings of the Board. The Member will also have the sole right, in the exercise of its sole discretion, to appoint a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.
4. Section 6.5 of the LLC Agreement is amended to read in its entirety as follows:
     6.5 Voting. Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee of the Board) in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of a majority of the Directors (or members of such committee) present, or (ii) the written consent (in lieu of meeting) of a majority of the Directors (or members of such committee) who have been appointed by the Member and who are then in office. Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.
5. The LLC Agreement, as amended hereby, will continue in full force and effect.
Effective as of August 30, 2010

ENCORE PARTNERS GP HOLDINGS LLC, a Delaware limited liability company
By:	/s/ Phil Rykhoek
Phil Rykhoek, President